Exhibit 10.1

GENERAL RELEASE
THIS GENERAL RELEASE (the “Agreement”) is made by and between Eric Siebert (“Employee”) and Energy Recovery, Inc. (“Employer”).
For purposes of this Agreement, it is agreed that “Employer” includes Energy Recovery, Inc. and any corporations related to or affiliated with Energy Recovery, Inc., whether as a parent, subsidiary or an affiliate and their successors and assigns. The word “Employer” also includes the owners, officers, directors, managers, trustees, agents, attorneys, and contractors of Energy Recovery, Inc., or any related or affiliated corporations.
WHEREAS, Employee signed an Executive Employment Agreement providing for a certain severance amount if Employee is terminated for convenience and Employee executes a general release in a form satisfactory to Employer;
WHEREAS, Employer has informed Employee that Employee will be terminated for Convenience; and,
WHEREAS, Employee’s last day of employment with Employer is March 19, 2020 (the “Separation Date”).
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
1.Severance Payments. For and in consideration of the promises made by Employee herein, including but not limited to the release of all claims and possible claims up to and including the date Employee executes this Agreement, Employer agrees to pay to Employee as a severance payment:
(a) the total gross sum of $138,686.60 representing six (6) months of pay following the Separation Date, less standard deductions.

(b)Pay Employee a lump sum amount of $12,459.95, which is equal to the premiums, at the time of termination, for 6 months of COBRA benefits for Employee and his immediate family.
Such severance payments shall be paid in a single lump sum payment after Employer’s receipt of this Agreement executed by Employee and the expiration of the seven (7) day rescission period set forth in Paragraph 4(e) of this Agreement (without Employee rescinding the Agreement).
Except as specifically provided in this Paragraph 1, Employee shall receive no further compensation whatsoever from Employer following the Separation Date, including any AIP payment based on any part of 2020.
The parties further acknowledge and agree that California Labor Code Section 206.5 is not applicable to the parties hereto. That section provides in pertinent part as follows:
No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

2.Return of Property. Employee acknowledges and represents that Employee has returned or will return to Employer by March 19, 2020 all Employer property, without retaining or forwarding copies (actual or electronically stored) including, but not limited to: any and all computer hardware, software and related materials; cellular telephone, iPad and any other devices upon which any electronic data may be stored; reports, data, plans, projects, files, charts, records and memoranda; credit cards, card key passes; parking passes, keys; safe combinations; computer access codes; discs and instructional or personnel manuals (including any and all copies made at any time whatsoever) in Employee’s possession or control which pertains in any manner to the business of Employer and any other item which constitutes property of Employer. Employee further acknowledges and represents that Employee has returned to Employer all Employer Confidential Information and all passwords and codes necessary to obtain and access computer files on computers used by

Employee during the course of Employee’s employment and Employee covenants and agrees not to access any computer or electronically stored information of Employer at any time after Employee’s employment termination. Employee further acknowledges specifically that Employee has not retained access to any electronically stored data, including any Confidential Information, relating to the business or business operations of Employer on any personal electronic device of Employee and any other electronic data bases, including, but not limited to, any internet-based service used to sync data to the cloud, such as: DropBox, Box.net, iCloud, SpiderOak, OneDrive, SkyDrive, Evernote, Google Drive, Amazon Cloud Drive, AeroFS, ShareFile, Cubby, Tresorit, Egnyte, OpenDirve, JustCloud, Sync.com, BackBlaze, CrashPlan, Carbonite, SugarSync, JottaCloud, ElephantDrive, CertainSafe, iDrive, ASUS WebStorage, Barracuda Backup, Bitcasa, BullGuard, CloudMe, Comodo, Diino, FilesAnywhere, Jungle Disk, MEGA, OwnCloud, Syncplicity, Tarsnap, or Yandex.Disk, or any private electronic mail accounts.
Further, Employee affirms and agrees herein to continue to abide by all of Employee’s obligations pursuant to the Confidential Information and Invention Assignment Agreement between Employee and Employer.
3.Release. In consideration of the promises and rights provided to Employee under the terms of this Agreement, Employee, on behalf of Employee and Employee’s heirs and assigns, hereby forever releases, waives and forever discharges Employer from any and all manner of claims, complaints or causes of action of any kind and nature whatsoever, known or unknown, mature or unmatured, which Employee may have or claim to have (now or in the future) against Employer, whether by reason of Employee’s employment with Employer or Employee’s separation from employment, or otherwise, from the beginning of time through the date Employee executes this Agreement. Such released claims include, but are not limited to: claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C.

§1981, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., The Age Discrimination in Employment Act of 1967 and Older Workers Benefit Protection Act, as amended, 29 U.S.C. §621 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq. (except as to any vested benefits under ERISA), the California Fair Employment and Housing Act, the California Family Rights Act, the California Government Code, the California Business and Professions Code, the California Healthy Workplaces, Healthy Families Act of 2014, and the California Labor Code (except California Labor Code Section 2802 and to the extent any claims are not subject to waiver under California law), and any other federal, state or municipal statutes or ordinances relating to employment or discrimination in employment; claims of retaliatory or wrongful discharge (including Tameny claims), defamation, personal injury, emotional distress, invasion of privacy, tortious interference, breach of contract, breach of the covenant of good faith and fair dealing, and all other tort and contract claims; claims for unpaid wages, bonuses, commissions, vacation or other benefits (specifically including any claim relating to any Stock Option Plan of Employer or AIP) or compensation; and any other claims of any nature whatsoever. In addition, Employee specifically releases any claim for attorneys’ fees.
It is understood and agreed that Employee may have a claim or claims against Employer that are presently unknown and/or unsuspected and that such unknown or unsuspected claims may give rise to damages, losses, costs, or expenses to Employee in the future. It is specifically acknowledged by Employee that this Agreement and the release set forth in this Paragraph have been agreed upon and given in light of such facts and that this Agreement is intended to provide a full and complete release of any and all claims, whether known or unknown, suspected or unsuspected, as provided herein. In this connection, Employee understands and agrees that as part of the inducement for the consideration provided to Employee in this Agreement, Employee specifically waives the provisions of Section 1542 of the California Civil Code, as well as any other federal, state or local statute or ordinance, or common law principle, of similar effect. California Civil Code Section 1542 reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Understanding the above language, Employee nevertheless hereby voluntarily waives the rights described in this Paragraph and elects to assume all risks or claims that now exist in Employee’s favor, whether known or unknown, that are released under the terms of this Agreement.
The advice of legal counsel has been obtained by all parties prior to signing this Release Agreement. Employee hereby acknowledges and represents that Employee is executing this Release Agreement voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences provided by Section 1541 of the California Civil Code, i.e., the extinguishment of all obligations and under any other state or federal statute or common law principle of similar effect.
4.Waiver of Age Discrimination Claim. By execution of this Agreement, Employee expressly waives, releases and forever discharges any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq. (ADEA) and:
(a)Employee acknowledges and understands that this waiver refers to rights or claims arising under the ADEA, is in writing and is written in manner that is understood by Employee;
(b)Employee expressly understands that by execution of this document, Employee does not waive any rights or claims under the ADEA that may arise after the date this waiver is executed;
(c)Employee acknowledges that Employer expressly advises Employee herein to consult with an attorney of Employee’s choosing (at Employee’s expense) prior to executing this document;
(d)Employee acknowledges that Employee has been given twenty-one (21) days from the date Employee received this Agreement to consider, sign and accept it.

Employee further acknowledges and agrees that this period constitutes a reasonable amount of time during which to consider this Agreement; and
(e)Employee acknowledges that Employee has seven (7) days after executing this Agreement to rescind in writing Employee’s waiver of claims herein. Any such rescission must be provided in writing to William Yeung, General Counsel, Energy Recovery, Inc., as follows: 1717 Doolittle Dr., San Leandro, CA 94577, wyeung@energyrecovery.com. Employee understands and acknowledges that any such rescission provided to Employer shall render this Agreement null and void and Employee shall not be entitled to any of the benefits set forth in this Agreement.
However, notwithstanding Paragraphs 2, 3, 4, 6, 7 and anything otherwise to the contrary in this Agreement, it is understood that nothing in this Agreement prohibits Employee from filing a charge or complaint under the ADEA, including a challenge to the validity of this Agreement, with the EEOC, or from participating in any investigation or proceeding conducted by the EEOC (each an “EEOC Action”), although Employee hereby waives the right to recover any monetary relief or damages in conjunction specifically with any such EEOC Action(s).
5.Employee Representations and Warranties. Employee represents and warrants that: (a) Employee has not filed, caused to be filed, or presently a party to any claim, complaint, or action against Employer; (b) Employee has not suffered any work related injury or illness; (c) Employee has not been denied any type of leave to which Employee was otherwise entitled, including but not limited to the Family and Medical Leave Act or the California Family Rights Act; and (d) Employee has been paid all compensation to which employee has been entitled for all services rendered through the execution of this Agreement, specifically including but not limited to all salary or other wages, paid time off (PTO), bonuses, commissions or any other paid leave or compensation to which Employee may have been entitled prior to Employee’s execution of this Agreement.
6.Non-Interference. Nothing in this Agreement (including Paragraphs 2, 3, 4, 6 and 7) is intended to limit in any way (a) Employee’s right or ability to file a complaint, charge or claim of discrimination, or any complaint of other illegal behavior, with; (b) Employee, or Employee’s attorney, from initiating communication directly with, or responding to any inquiry from; or (c) providing any testimony before, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), the Securities Exchange Commission (“SEC”) or any other federal or state regulatory or law enforcement agency. Such agencies have the authority to carry out their statutory duties by investigating any complaint, charge, or claim, issuing a determination, filing a lawsuit in federal or state court in their own name, or taking other statutorily-authorized action authorized under these statutes. Employee understands that Employee retains the right to participate in any such action(s) notwithstanding this Agreement. Employee likewise understands that Employee retains the right to communicate with the EEOC, NLRB, DOL, SEC or any federal, state or local agency and that such communication can be initiated by Employee or in response to any government inquiry to Employee without violating this Agreement (including paragraphs 2, 3, 4, 6 and 7). Further, except as noted in Paragraph 4 with respect to EEOC Action(s), this Agreement does not limit Employee’s right to receive an award for information provided to any government or regulatory agencies.
Employee also understands that pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Employee understands employees may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, Employee understands an employee who files a lawsuit alleging retaliation by a company for reporting a suspected violation of the law may disclose the trade secret to his attorney and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.Non-Disparagement. Employee agrees not to, directly or indirectly, make any negative or disparaging remarks about Employer, including but not limited to engaging in disparaging communications (whether oral, electronic or via social media) about the business, products, services or reputation of Employer. The foregoing shall not be violated by truthful statements of Employee in connection with any investigation by a government or administrative agency or in response to a validly issued subpoena in any judicial, administrative or arbitration proceeding. Further, nothing in this Agreement is intended to interfere with, or should be construed as interfering with, Employee’s disclosure rights under California’s Stand Together Against Non-Disclosure Act (SB820, effective January 1, 2019). See also Paragraphs 4 (with respect to EEOC actions) and 6 for additional exceptions.
8.Cooperation. Employee agrees to be available to support the needs of Employer as reasonably necessary by cooperating with any internal investigation or administrative or judicial proceeding regarding information Employer believes Employee possesses relating to any such investigation or proceeding and by cooperating with Employer’s auditors regarding reporting obligations, for which Employer reasonably believes Employee may have material information or knowledge.
9.Non-Admission of Liability. The parties agree that this Agreement and payment(s) hereunder are not to be construed as an admission of any liability and that each party has denied any liability to the other.
10. 409A. The payments and benefits to which Employee becomes entitled under this Agreement are intended be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance promulgated thereunder, and the provisions in this Agreement shall be interpreted and administered in a manner consistent with such intent. Nothing in this Agreement shall provide a basis for any person to take action against Employer or any of its affiliates based on matters covered by Code Section

409A, including the tax treatment of any amount paid under this Agreement, and neither Employer nor any of its affiliates shall under any circumstances have any liability to Employee’s estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A.
11.Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, the principal place of business of Employer. Any legal action or proceeding with respect to this Agreement shall be brought in the California court of competent jurisdiction encompassing the corporate headquarters of Employer, currently located in San Leandro, California, or the federal court of the United States of America for the Northern District of California and, by execution and delivery of this Agreement, each party hereby accepts generally and unconditionally the jurisdiction and exclusive venue of such courts. The parties irrevocably waive any objection to the laying of jurisdiction or venue (including but not limited to any objection based on lack of personal jurisdiction or forum non-conveniens) which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective courts.
12.Prevailing Party. The prevailing party in any legal action to enforce the terms of this Agreement or for breach of any term of this Agreement shall be entitled to recover reasonable attorneys’ fees and costs (except with respect to a charge or complaint under the ADEA, including a challenge to the validity of this Agreement, filed with the EEOC, with respect to participation in any investigation or proceedings conducted by the EEOC, or as provided in Paragraph 6).
13.Scope of Agreement. This Agreement embody the entire agreement and understanding of the parties with respect to the subject matter contained herein. The parties hereby declare and represent that no promise, inducement or agreement not herein expressed has been made, and the parties acknowledge that the terms and conditions of this Agreement are contractual and not mere recitals. This Agreement may be modified only by written agreement signed by Employee and an authorized representative of Employer.
14.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Facsimile counterparts signatures to this Agreement, or counterpart signatures transmitted via e-mail, shall be acceptable and binding to and upon the parties.
15.Voluntary Agreement. Employee agrees that this Agreement is written in a manner calculated to be, and which is, understood by Employee and that the Release in Paragraph 3 and Waiver of Age Discrimination Claims in Paragraph 4 are knowingly and voluntarily made by Employee and in exchange for consideration to which Employee is not otherwise entitled. Employee is signing this Agreement knowingly and voluntarily of Employee’s own free will and judgement and with the intent of being bound by it and not on any representations or promises made by Employer, other than those contained in this Agreement.
Intending to be legally bound, the parties have executed the foregoing Severance Agreement and Release on the date(s) set forth below.
THIS RELEASE ENDS ALL CLAIMS AS PROVIDED HEREIN
READ CAREFULLY BEFORE SIGNING

Dated: March 23, 2020	/s/ Eric Siebert
Eric Siebert (“Employee”)

Energy Recovery, Inc. (“Employer”)
Dated: March 24, 2020	By:	/s/ William Yeung
William Yeung
	Title:	General Counsel